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             BOARDWALK BANK COMPLETES BANK HOLDING COMPANY FORMATION
            Boardwalk Bancorp, Inc. Authorizes Share Repurchase of 5%

LINWOOD, NJ -- Boardwalk Bancorp, Inc. (NASDAQ: BORD) (NASDAQ: BORDW), announced today that Boardwalk Bank's formation of a bank holding company has been completed, effective July 1, 2006. Boardwalk Bank is now a wholly-owned subsidiary of Boardwalk Bancorp, Inc., a newly-formed New Jersey corporation. The bank holding company formation was previously approved by shareholders at the 2006 Annual Meeting of Shareholders held on April 27, 2006.

Each issued and outstanding share of common stock of Boardwalk Bank was automatically, without any action on the part of shareholders, converted on July 1, 2006 into one share of common stock of Boardwalk Bancorp, Inc. Each issued and outstanding warrant of Boardwalk Bank was also automatically converted on July 1, 2006 into one warrant of Boardwalk Bancorp, Inc.

Effective July 3, 2006, the common stock of Boardwalk Bancorp, Inc. is listed on the Nasdaq Capital Market under the same symbol, "BORD," as the common stock of Boardwalk Bank was previously listed. Also effective July 3, 2006, the warrants of Boardwalk Bancorp, Inc. are listed on the Nasdaq Capital Market under the same symbol, "BORDW," as the warrants of Boardwalk Bank were previously listed. Boardwalk Bancorp, Inc.'s SEC filings will be filed online and available to the public at www.sec.gov.

Boardwalk Bancorp, Inc. intends to mail to shareholders and warrant holders a letter of transmittal and instructions related to the exchange of certificates of Boardwalk Bank common stock and Boardwalk Bank warrant certificates for holding company common stock and warrant certificates.

Boardwalk Bancorp, Inc. also announced that its Board of Directors has authorized a stock repurchase program for up to 5% of shares outstanding, or approximately 160,000 shares, during a twelve-month period commencing on July 1, 2006. Share repurchases will be made from time to time and will be effected on the open market, in block trades, or in privately negotiated transactions, and in compliance with applicable laws.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Information about factors that potentially could affect Boardwalk Bancorp, Inc.'s financial results is included in the Annual Report on Form 10-K for the year ended December 31, 2005, that Boardwalk Bank filed with the Federal Deposit Insurance Corporation. Boardwalk Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required under applicable law.

Contact:
Michael D. Devlin
President and CEO
Boardwalk Bancorp, Inc.
(888) 720-2265